Exhibit 10.31
August 6, 2009
Ken Stratton
774 Knoll Drive
San Carlos, CA 94070
Re: Amendment to Existing Employment Agreement
Dear Ken:
I am pleased to amend your existing Employment Agreement to include the following provision:
If your employment with StemCells is involuntarily terminated without cause at any time, you will be provided with salary continuation and benefits continuation under COBRA from the date of termination until the date six (6) months after the effective date of termination equal to the salary which you were receiving at the time of such termination; payments shall be paid in accordance with the Company’s standard payroll practices upon the Company’s receipt of a signed general release of any claims, whether known or unknown, against the Company and its agents.
In the event of termination associated with a change of control, you will be provided with salary continuation and benefits continuation under COBRA from the date of termination until the date twelve (12) months after the effective date of termination equal to the salary which you were receiving at the time of such termination; payments shall be paid in accordance with the Company’s standard payroll practices upon the Company’s receipt of a signed general release of any claims, whether known or unknown, against the Company and its agents. Additionally, termination associated with a change of control will also trigger immediate vesting of any unvested stock options and any other stock award held by you on the date of termination.
If your employment is terminated for cause or you choose to resign without good cause, you would not be entitled to any severance payments or other benefits.
Your contributions and efforts over the past year have helped move the Company closer to our vision of being the number one stem cell company in the world. Thank you for your continued support!
Regards,
/s/ Martin McGlynn
Martin McGlynn
3155 Porter Dr. • Palo Alto, CA 94304
(650) 475-3100 • (650) 475-3101 FAX